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                                                        Exhibit 99.B(2)(G)(i)(a)
[ING FUNDS LOGO]

March 28, 2005


ING Global Equity Dividend and Premium Opportunity Fund
7337 E. Doubletree Ranch Road
Scottsdale, Arizona 85258

RE:   Management Fee Waiver

Ladies and Gentlemen:

ING Global Equity Dividend and Premium Opportunity Fund (the "Fund") and ING Investments, LLC ("ING Investments") are parties to an Investment Management Agreement dated March 28, 2005 (the "Agreement") under which the Fund has agreed to pay to ING Investments an annual investment management fee in the amount of 1.05%, as a percentage of Managed Assets (as defined in the Agreement) of the Fund. By this letter, ING Investments hereby voluntarily waives a portion of the annual investment management fee that it is entitled to receive as follows:

ING Investments will waive twenty (20) basis points from the investment management fee payable by the Fund for a period of five years, commencing on the date of the Agreement. For the next four years ending on April 1, 2013, the amount of the fee waiver will decrease by five (5) basis points per year, as reflected in the post-waiver management fee reflected in the schedule set out below.

                TIME PERIOD                   ANNUAL INVESTMENT MANAGEMENT FEE
                -----------                  -----------------------------------
                                             (as a percentage of Managed Assets)
          3/28/05 through 4/1/2010                       0.85%
          4/2/2010 through 4/1/2011                      0.90%
          4/2/2011 through 4/1/2012                      0.95%
          4/2/2012 through 4/1/2013                      1.00%
           4/2/2013 and thereafter                       1.05%

This letter agreement shall terminate upon the termination of the Agreement.


Sincerely,


/s/ Michael J. Roland
Michael J. Roland
Executive Vice President


7337 E. Doubletree Ranch Rd.      Tel: 480-477-3000         ING Investments, LLC
Scottsdale, AZ 85258-2034         Fax: 480-477-2744